Exhibit 99.1
News From
Royal Caribbean Cruises Ltd.
Corporate Communications Office
1050 Caribbean Way, Miami, Florida 33132-2096
Contact: Laura Hodges
(305) 982-2625
For Immediate Release

ROYAL CARIBBEAN REPORTS NOTABLY HIGHER FIRST
QUARTER EARNINGS

MIAMI – April 20, 2015 – Royal Caribbean Cruises Ltd. (NYSE, OSE: RCL) today reported stronger than expected first quarter results and updated its outlook for the full year.

Commercially the year is turning out as expected, with strong booking trends and yield growth for all major products. The strengthening of the US Dollar and the rise in fuel prices are negatively affecting earnings, but cost efficiencies are mitigating a large portion of the impact.

KEY HIGHLIGHTS

Results for the First Quarter 2015:

>	Net Yields were down 1.0% on a Constant-Currency basis (down 5.4% As-Reported). Strong close-in pricing on Caribbean sailings drove the better than anticipated performance.
>	Net Cruise Costs (“NCC”) excluding fuel increased 0.9% on a Constant-Currency basis (down 1.7% As-Reported), significantly better than guidance driven by further efficiencies.
>	Adjusted Net Income was $45.2 million, or $0.20 per share, versus a forecast of $0.10 to $0.15 per share. Currency and fuel negatively impacted the first quarter by $0.05.
>	US GAAP Net Income was $45.2 million or $0.20 per share, versus $26.5 million or $0.12 per share in 2014.

Full Year 2015:

>
Adjusted EPS is expected to be in the range of $4.45 to $4.65 per share – $0.20 lower than our previous guidance. The strengthening of the US Dollar and the increase in fuel prices have negatively impacted the full year by $0.36.

>	Net Yields are expected to increase 2.5% to 4.0% on a Constant-Currency basis (down 0.5% to 2.0% As-Reported). The slight narrowing of the range is driven by somewhat weaker onboard revenue trends from non-US guests due to the strengthening of the US Dollar.
>	NCC excluding fuel are expected to be flat to down 1% on a Constant-Currency basis (down 2.5% to 3.5% As-Reported).

“It is gratifying to post another strong quarter with both revenues and expenses exceeding expectations,” said Richard D. Fain, chairman and chief executive officer. “Despite ongoing volatility in the currency and fuel markets, our Double-Double program remains solidly on track.”

FIRST QUARTER RESULTS

Adjusted Net Income for the first quarter of 2015 was $45.2 million, or $0.20 per share, compared to Adjusted Net Income of $46.1 million, or $0.21 per share, in the first quarter of 2014. Results were approximately $0.08 better than the mid-point of guidance, despite a $0.05 currency and fuel headwind. US GAAP Net Income for the first quarter 2015 was $45.2 million or $0.20 per share compared to $26.5 million or $0.12 per share in 2014.

Net Yields on a Constant-Currency basis decreased 1.0% during the quarter. Strong close-in demand for Caribbean sailings catapulted yields over the top end of guidance and more than offset weaker onboard sales from our internationally sourced guests. Given that the majority of onboard revenue sales are priced in US Dollars, the strengthening of the Dollar reduced the purchasing power of many of our internationally sourced guests, which modestly affected their onboard spend.

Constant-Currency NCC excluding fuel increased 0.9% which is 160 basis points better than guidance, mainly driven by efficiencies. Bunker pricing net of hedging for the first quarter was $597 per metric ton and consumption was 344,000 metric tons.

FULL YEAR 2015

The company has updated full year Adjusted EPS guidance to a range of $4.45 to $4.65 from $4.65 to $4.85.  The strengthening of the US Dollar and the increase in fuel prices since our January guidance is expected to negatively impact earnings by $0.36.

Constant-Currency Net Yields are expected to be in the range of up 2.5% to 4.0%, a slight reduction from previous guidance mainly due to the impact of the stronger US Dollar on the purchasing power of our non-US guests.

Net Cruise Costs excluding fuel are expected to be flat to down 1% on a Constant-Currency basis, better than previous guidance of 1% or better.

The fundamentals of the business as well as the company’s focus on the targets associated with the Double-Double program remain on track and are unchanged.

“The business continues to perform well, despite the currency volatility,” said Jason T. Liberty, chief financial officer. “Our unwavering commitment to cost consciousness has helped us identify further efficiencies that are driving a significant shift in our cost guidance for the full year. This type of operational focus throughout all facets of our business is a core enabler of our continued financial success.”

Overall booking volumes during the first quarter were higher than prior year levels even after adjusting for our increase in capacity. Caribbean itineraries enjoyed particularly strong demand, and bookings were also up year-over-year for Europe and China itineraries. As previously discussed, the company has taken actions to extend its booking curve, as a result of which booked load factors and APDs are higher than historical levels. More recently, the company has taken further steps to improve the integrity of its pricing model including steps to eliminate last minute discounting.

Overall, European itineraries are booked at a higher load factor and APD than last year. Western Mediterranean itineraries have been booking well, while trends have been a little weaker for Eastern Mediterranean itineraries, particularly those that turn in Turkey. Demand for China remains strong and bookings have been outpacing expectations despite the significant capacity growth in the region.

Taking into account current fuel pricing, interest rates, currency exchange rates and the factors detailed above, the company expects 2015 guidance for Adjusted EPS to be in the range of $4.45 to $4.65 per share.

SECOND QUARTER 2015

Constant-Currency Net Yields are expected to increase approximately 3.5% in the second quarter of 2015. NCC excluding fuel are expected to be up approximately 4.5% on a Constant-Currency basis. Based on current fuel pricing, interest rates and currency exchange rates, the company expects second quarter Adjusted EPS will be approximately $0.70 per share.

FUEL EXPENSE AND SUMMARY OF KEY GUIDANCE STATS

Fuel Expense
The company does not forecast fuel prices, and its fuel cost calculations are based on current at-the-pump prices, net of hedging impacts.  Based on today’s fuel prices the company has included $213 million and $834 million of fuel expense in its second quarter and full year 2015 guidance, respectively.

Forecasted consumption is 52% hedged via swaps for the remainder of 2015 and 55%, 40% and 20% hedged for 2016, 2017 and 2018, respectively.  For the same four years, the average cost per metric ton of the hedge portfolio is approximately $638, $562, $540 and $503, respectively.

The company provided the following fuel statistics for the second quarter and full year 2015:

FUEL STATISTICS	Second Quarter 2015	Full Year 2015
Fuel Consumption (metric tons)	344,000	1,382,000
Fuel Expenses	$213 million	$834 million
Percent Hedged (fwd consumption)	52%	52%
Impact of 10% change in fuel prices	$7 million	$22 million

In summary, the company provided the following guidance for the second quarter and full year of 2015:

GUIDANCE	As-Reported	Constant-Currency
Second Quarter 2015
Net Yields	Approx. (1.5%)	Approx. 3.5%
Net Cruise Costs per APCD	Approx. (3.0%)	Flat to slightly down
Net Cruise Costs per APCD Excluding Fuel	Approx. 1.0%	Approx. 4.5%

Full Year 2015
Net Yields	(0.5%) to (2.0%)	2.5% to 4.0%
Net Cruise Costs per APCD	(5.5%) to (6.5%)	(3.5%) to (4.5%)
Net Cruise Costs per APCD Excluding Fuel	(2.5%) to (3.5%)	Flat to down (1%)

	Second Quarter 2015	Full Year 2015
Capacity Increase	5.2%	5.5%
Depreciation and Amortization	$200 to $210 million	$830 to $840 million
Interest Expense, net	$70 to $80 million	$260 to $270 million
Adjusted EPS	Approx. $0.70	$4.45 to $4.65

1% Change in Currency	$2 million	$12 million
1% Change in Net Yield	$15 million	$63 million
1% Change in NCC x fuel	$9 million	$34 million
1% Change in LIBOR	$10 million	$37 million

Exchange rates used in guidance calculations:
	Current – April	Previous – January
GBP	$1.46	$1.50
AUD	$0.77	$0.80
CAD	$0.80	$0.81
BRL	$0.33	$0.39
EUR	$1.06	$1.14

LIQUIDITY AND FINANCING ARRANGEMENTS

As of March 31, 2015, liquidity was $0.8 billion, including cash and the undrawn portion of the company’s unsecured credit facilities.  The company noted that scheduled debt maturities for the remainder of 2015, 2016, 2017, 2018 and 2019 are $0.7 billion, $2.0 billion, $0.9 billion, $1.9 billion and $0.5 billion, respectively.

CAPITAL EXPENDITURES AND CAPACITY GUIDANCE

Based upon current ship orders, projected capital expenditures for full year 2015, 2016, 2017, 2018 and 2019 are $1.6 billion, $2.3 billion, $0.4 billion, $2.2 billion and $0.4 billion, respectively.

Capacity increases for 2015, 2016, 2017, 2018 and 2019 are expected to be 5.5%, 6.3%, 3.1%, 3.9% and 3.9%, respectively.  These figures do not include potential ship sales or additions that the company may elect to make in the future.

CONFERENCE CALL SCHEDULED

The company has scheduled a conference call at 9:30 a.m. Eastern Daylight Time today to discuss its earnings.  This call can be heard, either live or on a delayed basis, on the company's investor relations web site at www.rclinvestor.com.

Selected Operational and Financial Metrics

Adjusted Net Income
Adjusted Net Income represents net income excluding certain items that we believe adjusting for is meaningful when assessing our performance on a comparative basis.  For the periods presented, these items included restructuring charges, other costs related to our profitability initiatives, and the estimated impact of the divested Pullmantur non-core businesses. The estimated impact of the divested Pullmantur non-core businesses was arrived at by adjusting the net income (loss) of these businesses for the ownership percentage we retained as well as for intercompany transactions that are no longer eliminated in our consolidated statements of comprehensive income (loss) subsequent to the sales transaction.

Adjusted Earnings Per Share (“Adjusted EPS”)
Represents Adjusted Net Income divided by the diluted shares outstanding at the end of the reporting period. We believe this measure is meaningful when assessing our performance on a comparative basis.

Available Passenger Cruise Days (“APCD”)
APCD is our measurement of capacity and represents double occupancy per cabin multiplied by the number of cruise days for the period.  We use this measure to perform capacity and rate analysis to identify the main non-capacity drivers that cause our cruise revenues and expenses to vary.

Constant-Currency
We believe Net Yields, Net Cruise Costs and Net Cruise Costs Excluding Fuel are our most relevant financial measures.  However, a significant portion of our revenue and expenses are denominated in currencies other than the US Dollar.  Because our reporting currency is the US Dollar, the value of these revenues and expenses in US Dollars will be affected by changes in currency exchange rates.  Although such changes in local currency prices are just one of many elements impacting our revenues and expenses, it can be an important element.  For this reason, we also monitor Net Yields, Net Cruise Costs and Net Cruise Costs Excluding Fuel on a “Constant-Currency” basis – i.e. as if the current period’s currency exchange rates had remained constant with the comparable prior period’s rates.  We calculate "Constant-Currency" by applying the average prior year period exchange rates for each of the corresponding months of the reported and/or forecasted period, so as to calculate what the results would have been had exchange rates been the same throughout both periods.  We do not make predictions about future exchange rates and use current exchange rates for calculations of future periods.  It should be emphasized that the use of Constant-Currency is primarily used by us for comparing short-term changes and/or projections.  Over the longer term, changes in guest sourcing and shifting the amount of purchases between currencies significantly change the impact of the purely currency-based fluctuations.

Gross Cruise Costs
Gross Cruise Costs represent the sum of total cruise operating expenses plus marketing, selling and administrative expenses.

Gross Yields
Gross Yields represent total revenues per APCD.

Net Cruise Costs (“NCC”) and Net Cruise Costs (“NCC”) Excluding Fuel
Represent Gross Cruise Costs excluding commissions, transportation and other expenses and onboard and other expenses and, in the case of Net Cruise Costs Excluding Fuel, fuel expenses. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Costs and Net Cruise Costs Excluding Fuel to be the most relevant indicators of our performance.  We have not provided a quantitative reconciliation of projected Gross Cruise Costs to projected Net Cruise Costs and projected Net Cruise Costs Excluding Fuel due to the significant uncertainty in projecting the costs deducted to arrive at these measures.  Accordingly, we do not believe that reconciling information for such projected figures would be meaningful. For the periods prior to the sale of the Pullmantur non-core businesses, Net Cruise Costs excludes the estimated impact of these divested businesses. Net Cruise Costs also excludes initiative costs reported within Marketing, Selling and Administrative expenses.

Net Revenues
Net Revenues represent total revenues less commissions, transportation and other expenses and onboard and other expenses.  For the periods prior to the sale of the Pullmantur non-core businesses, Net Revenues excludes the estimated impact of these divested businesses.

Net Yields
Net Yields represent Net Revenues per APCD.  We utilize Net Revenues and Net Yields to manage our business on a day-to-day basis as we believe that it is the most relevant measure of our pricing performance because it reflects the cruise revenues earned by us net of our most significant variable costs, which are commissions, transportation and other expenses and onboard and other expenses.  We have not provided a quantitative reconciliation of projected Gross Yields to projected Net Yields due to the significant uncertainty in projecting the costs deducted to arrive at this measure.  Accordingly, we do not believe that reconciling information for such projected figures would be meaningful. For the periods prior to the sale of the Pullmantur non-core businesses, Net Yields excludes the estimated impact of these divested businesses.

Occupancy
Occupancy, in accordance with cruise vacation industry practice, is calculated by dividing Passenger Cruise Days by APCD.  A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days
Passenger Cruise Days represent the number of passengers carried for the period multiplied by the number of days of their respective cruises.

Royal Caribbean Cruises Ltd. (NYSE, OSE: RCL) is a global cruise vacation company that owns Royal Caribbean International, Celebrity Cruises, Pullmantur, Azamara Club Cruises and CDF Croisières de France, as well as TUI Cruises through a 50 percent joint venture.  Together, these six brands operate a combined total of 43 ships with an additional six under construction contracts, and two under conditional agreements.  They operate diverse itineraries around the world that call on approximately 480 destinations on all seven continents.  Additional information can be found on www.royalcaribbean.com, www.celebritycruises.com, www.pullmantur.es, www.azamaraclubcruises.com, www.cdfcroisieresdefrance.com or www.rclinvestor.com.

Certain statements in this release relating to, among other things, our future performance constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, statements regarding expected financial results for the second quarter and full year 2015, and expectations regarding the timing and results of our Double-Double initiative, the costs and yields expected in 2015 and other future periods.  Words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “will,” and similar expressions are intended to identify these forward-looking statements.  Forward-looking statements reflect management’s current expectations, are inherently uncertain and are subject to risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements.  Examples of these risks, uncertainties and other factors include, but are not limited to the following: the impact of the economic and geopolitical environment on the demand for cruises, the impact of the economic environment on our ability to generate cash flows from operations or obtain new borrowings from the credit or capital markets in amounts sufficient to satisfy our capital expenditures, debt repayments and other financing needs, incidents or adverse publicity concerning the cruise vacation industry, the uncertainties of conducting business internationally and expanding into new markets, changes in operating and financing costs, the impact of foreign exchange rates and fuel price fluctuations, vacation industry competition and changes in industry capacity and overcapacity, emergency ship repairs, including the related lost revenue, the impact of ship delivery delays, ship cancellations or ship construction price increases, financial difficulties encountered by shipyards or their subcontractors and the unavailability or cost of air service.

More information about factors that could affect our operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K, a copy of which may be obtained by visiting our Investor Relations web site at www.rclinvestor.com or the SEC’s web site at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to us on the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Adjusted Measures of Financial Performance
This press release includes certain adjusted financial measures as defined under Securities and Exchange Commission rules, which we believe provide useful information to investors as a supplement to our consolidated financial statements which are prepared and presented in accordance with generally accepted accounting principles, or GAAP.

The presentation of adjusted financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.  These measures may be different from adjusted measures used by other companies. In addition, these adjusted measures are not based on any comprehensive set of accounting rules or principles. Adjusted measures have limitations in that they do not reflect all of the amounts associated with our results of operations as do the corresponding GAAP measures.

A reconciliation to the most comparable GAAP measure of all adjusted financial measures included in this press release can be found in the tables included at the end of this press release.

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(unaudited; in thousands, except per share data)
	Quarter Ended
	March 31,
	2015	2014
Passenger ticket revenues	$1,306,779	$1,348,203
Onboard and other revenues	508,820	539,021
Total revenues	1,815,599	1,887,224
Cruise operating expenses:
Commissions, transportation and other	324,418	325,865
Onboard and other	116,239	123,032
Payroll and related	211,591	210,801
Food	119,786	118,080
Fuel	205,276	244,459
Other operating	245,307	281,743
Total cruise operating expenses	1,222,617	1,303,980
Marketing, selling and administrative expenses	286,832	290,307
Depreciation and amortization expenses	200,468	193,735
Restructuring charges	-	1,736
Operating Income	105,682	97,466

Other income (expense):
Interest income	3,737	3,276
Interest expense, net of interest capitalized	(70,159)	(68,571)
Other income (expense)	5,970	(5,714)
	(60,452)	(71,009)
Net Income	$45,230	$26,457

Earnings Per Share:
Basic	$0.21	$0.12
Diluted	$0.20	$0.12

Weighted-Average Shares Outstanding:
Basic	219,626	221,295
Diluted	220,842	222,671

Comprehensive Loss
Net Income	$45,230	$26,457
Other comprehensive (loss) income:
Foreign currency translation adjustments	(31,544)	2,470
Change in defined benefit plans	(1,493)	(2,031)
Loss on cash flow derivative hedges	(260,949)	(52,915)
Total other comprehensive loss	(293,986)	(52,476)

Comprehensive Loss	$(248,756)	$(26,019)

STATISTICS
	Quarter Ended
	March 31,
	2015	2014
Passengers Carried	1,335,518	1,278,234
Passenger Cruise Days	9,214,643	8,853,637
APCD	8,778,945	8,473,250
Occupancy	105.0%	104.5%

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	As of
	March 31,	December 31,
	2015	2014
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$229,705	$189,241
Trade and other receivables, net	297,073	261,392
Inventories	125,063	123,490
Prepaid expenses and other assets	299,362	226,960
Total current assets	951,203	801,083

Property and equipment, net	18,232,115	18,193,627
Goodwill	405,422	420,542
Other assets	1,280,853	1,297,938
	$20,869,593	$20,713,190

Liabilities and Shareholders' Equity
Current liabilities
Current portion of long-term debt	$1,089,345	$799,630
Accounts payable	336,869	331,505
Accrued interest	77,848	49,074
Accrued expenses and other liabilities	521,408	635,138
Derivative financial instruments	318,252	266,986
Customer deposits	1,992,569	1,766,914
Total current liabilities	4,336,291	3,849,247
Long-term debt	7,470,260	7,644,318
Other long-term liabilities	1,089,132	935,266

Commitments and contingencies

Shareholders' equity
Preferred stock ($0.01 par value; 20,000,000 shares authorized;
none outstanding)	-	-
Common stock ($0.01 par value; 500,000,000 shares authorized;
233,696,581 and 233,106,019 shares issued, March 31, 2015 and December 31, 2014, respectively)	2,337	2,331
Paid-in capital	3,257,809	3,253,552
Retained earnings	6,554,522	6,575,248
Accumulated other comprehensive loss	(1,190,980)	(896,994)
Treasury stock (13,808,683 common shares at cost, March 31, 2015 and December 31, 2014)	(649,778)	(649,778)
Total shareholders' equity	7,973,910	8,284,359
	$20,869,593	$20,713,190

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Quarter Ended
	March 31,
	2015	2014

Operating Activities
Net income	$45,230	$26,457
Adjustments:
Depreciation and amortization	200,468	193,735
Net deferred income tax (benefit) expense	(520)	2,633
Loss (gain) on derivative instruments not designated as hedges	28,083	(1,890)
Changes in operating assets and liabilities:
Decrease (increase) in trade and other receivables, net	18,095	(36,332)
(Increase) decrease in inventories	(2,615)	6,104
Increase in prepaid expenses and other assets	(67,772)	(30,565)
Increase (decrease) in accounts payable	9,341	(13,323)
Increase (decrease) in accrued interest	28,774	(32,002)
(Decrease) increase in accrued expenses and other liabilities	(53,681)	7,579
Increase in customer deposits	208,423	188,367
Other, net	12,601	5,023
Net cash provided by operating activities	426,427	315,786

Investing Activities
Purchases of property and equipment	(304,644)	(177,791)
Cash (paid) received on settlement of derivative financial instruments	(45,182)	4,236
Investments in and loans to unconsolidated affiliates	(54,250)	(34,260)
Cash received on loan to unconsolidated affiliate	8,280	11,610
Other, net	(3,780)	(1,165)
Net cash used in investing activities	(399,576)	(197,370)

Financing Activities
Debt proceeds	749,800	1,560,000
Debt issuance costs	(16,493)	(22,641)
Repayments of debt	(587,111)	(1,638,146)
Dividends paid	(131,745)	(76,264)
Proceeds from exercise of common stock options	4,615	46,630
Cash received on settlement of derivative financial instruments	-	22,835
Other, net	587	81
Net cash provided (used) in financing activities	19,653	(107,505)

Effect of exchange rate changes on cash	(6,040)	910

Net increase in cash and cash equivalents	40,464	11,821
Cash and cash equivalents at beginning of period	189,241	204,687
Cash and cash equivalents at end of period	$229,705	$216,508

Supplemental Disclosure
Cash paid during the period for:
Interest, net of amount capitalized	$33,664	$94,205

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)

Gross Yields and Net Yields were calculated as follows (in thousands, except APCD and Yields):
	Quarter Ended March 31,
	2015	2015 On a Constant Currency basis	2014

Passenger ticket revenues	$1,306,779	$1,378,845	$1,348,203
Onboard and other revenues	508,820	519,085	539,021
Total revenues	1,815,599	1,897,930	1,887,224
Less:
Commissions, transportation and other	324,418	339,430	325,865
Onboard and other	116,239	119,264	123,032
Net Revenues including divested businesses	1,374,942	1,439,236	1,438,327
Less:
Net Revenues related to divested businesses prior to sales transaction	-	-	35,656
Net Revenues	$1,374,942	$1,439,236	$1,402,671

APCD	8,778,945	8,778,945	8,473,250
Gross Yields	$206.81	$216.19	$222.73
Net Yields	$156.62	$163.94	$165.54

Gross Cruise Costs, Net Cruise Costs and Net Cruise Costs Excluding Fuel were calculated as follows (in thousands, except APCD and costs per APCD):
	Quarter Ended March 31,
	2015	2015 On a Constant Currency basis	2014
Total cruise operating expenses	$1,222,617	$1,255,029	$1,303,980
Marketing, selling and administrative expenses	286,832	296,331	290,307
Gross Cruise Costs	1,509,449	1,551,360	1,594,287
Less:
Commissions, transportation and other	324,418	339,430	325,865
Onboard and other	116,239	119,264	123,032
Net Cruise Costs including divested businesses	1,068,792	1,092,666	1,145,390
Less:
Net Cruise Costs related to divested businesses prior to sales transaction	-	-	47,854
Other initiative costs included within Marketing, selling and administrative expenses	-	-	5,234
Net Cruise Costs	1,068,792	1,092,666	1,092,302
Less:
Fuel	205,276	206,508	244,459
Net Cruise Costs Excluding Fuel	$863,516	$886,158	$847,843

APCD	8,778,945	8,778,945	8,473,250
Gross Cruise Costs per APCD	$171.94	$176.71	$188.16
Net Cruise Costs per APCD	$121.74	$124.46	$128.91
Net Cruise Costs Excluding Fuel per APCD	$98.36	$100.94	$100.06

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION (CONTINUED)
(unaudited)
Net Debt-to-Capital was calculated as follows (in thousands):
	As of
	March 31,	December 31,
	2015	2014

Long-term debt, net of current portion	$7,470,260	$7,644,318
Current portion of long-term debt	1,089,345	799,630
Total debt	8,559,605	8,443,948
Less: Cash and cash equivalents	229,705	189,241
Net Debt	$8,329,900	$8,254,707

Total shareholders' equity	$7,973,910	$8,284,359
Total debt	8,559,605	8,443,948
Total debt and shareholders' equity	$16,533,515	$16,728,307
Debt-to-Capital	51.8%	50.5%
Net Debt	$8,329,900	$8,254,707
Net Debt and shareholders' equity	$16,303,810	$16,539,066
Net Debt-to-Capital	51.1%	49.9%

Adjusted Net Income and Adjusted Earnings per Share were calculated as follows (in thousands, except per share data):
	Quarter Ended
	March 31,
	2015	2014

Adjusted Net Income	$45,230	$46,119
Net income	45,230	26,457
Net Adjustments to Net Income-Increase	$-	$19,662
Adjustments to Net Income:
Restructuring charges	$-	$1,736
Other initiative costs	-	6,913
Estimated impact of divested businesses prior to sales transaction	-	11,013
Net Adjustments to Net Income-Increase	$-	$19,662

Adjusted Earnings per Share - Diluted	$0.20	$0.21
Earnings per Share - Diluted	0.20	0.12
Net Adjustments to Net Income-Increase	$-	$0.09
Adjustments to Earnings per Share:
Restructuring charges	$-	$0.01
Other initiative costs	-	0.03
Estimated impact of divested businesses prior to sales transaction	-	0.05
Net Adjustments to Net Income-Increase	$-	$0.09

Weighted-Average Shares Outstanding - Diluted	220,842	222,671